                                                                     EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                              SUNTRUST BANKS, INC.



                          CRESTAR FINANCIAL CORPORATION


                                       AND


                                 SMR CORPORATION





                            DATED AS OF JULY 20, 1998


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




                                TABLE OF CONTENTS

                                                                           Page


ARTICLE I      THE MERGER...................................................2
               1.1      Merger..............................................2
               1.2      Effective Time......................................2
               1.3      Effect of Merger....................................2
               1.4      Articles of Incorporation and Bylaws................2
               1.5      Directors and Officers..............................2
               1.6      Additional Actions..................................3
               1.7      Tax Consequences; Accounting Treatment..............3

ARTICLE II     CONVERSION OF SHARES.........................................3
               2.1      Conversion of Shares................................3
               2.2      Assumption of Employee and Director Stock Options ..4
               2.3      Exchange of Certificates............................5
               2.4      Closing of Crestar's Transfer Books.................7
               2.5      Changes in SunTrust Common Stock....................7

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SUNTRUST...................8
               3.1      Corporate Organization..............................8
               3.2      Authority...........................................8
               3.3      Capitalization......................................8
               3.4      Subsidiaries........................................9
               3.5      Information in Disclosure Documents,
                        Registration Statement, Etc.........................9
               3.6      Consents and Approvals; No Violation................10
               3.7      Reports.............................................10
               3.8      Financial Statements................................11
               3.9      Taxes...............................................11
               3.10     Employee Plans......................................11
               3.11     Material Contracts..................................13
               3.12     Absence of Certain Changes or Events................13
               3.13     Litigation..........................................13
               3.14     Compliance with Laws and Orders.....................13
               3.15     Agreements with Bank Regulators, Etc................14
               3.16     SunTrust Ownership of Stock.........................14
               3.17     Accounting Treatment; Tax Treatment.................14
               3.18     Fees................................................14
               3.19     SunTrust Action.....................................15
               3.20     Vote Required.......................................15
               3.21     Material Interests of Certain Persons...............15


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
               3.22     Intellectual Property.................................15
               3.23     Interest Rate Risk Management Instruments.............16
               3.24     Insurance.............................................16
               3.25     Environmental Matters.................................16
               3.26     Rescission of Repurchases.............................18
               3.27     Disclosure Letter.....................................18

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF CRESTAR......................18
               4.1      Corporate Organization................................18
               4.2      Authority.............................................18
               4.3      Capitalization........................................19
               4.4      Subsidiaries..........................................19
               4.5      Information in Disclosure Documents,
                        Registration Statement, Etc...........................20
               4.6      Consents and Approvals; No Violation..................20
               4.7      Reports...............................................21
               4.8      Financial Statements..................................21
               4.9      Taxes.................................................21
               4.10     Employee Plans........................................22
               4.11     Material Contracts....................................23
               4.12     Absence of Certain Changes or Events..................24
               4.13     Litigation............................................24
               4.14     Compliance with Laws and Orders.......................24
               4.15     Agreements with Bank Regulators, Etc..................25
               4.16     Crestar Ownership of Stock............................25
               4.17     Accounting Treatment; Tax Treatment...................25
               4.18     Fees..................................................25
               4.19     Crestar Action........................................26
               4.20     Vote Required.........................................26
               4.21     Material Interests of Certain Persons.................26
               4.22     Intellectual Property.................................26
               4.23     Interest Rate Risk Management Instruments.............27
               4.24     Insurance.............................................27
               4.25     Environmental Matters.................................28
               4.26     Rescission of Repurchases.............................28
               4.27     Disclosure Letter.....................................28

ARTICLE V      COVENANTS......................................................28
               5.1      Acquisition Proposals.................................28
               5.2      Interim Operations of Crestar.........................29
               5.3      Interim Operations of SunTrust........................31
               5.4      Coordination of Dividends.............................31
               5.5      Employee Matters......................................32
               5.6      Access and Information................................33


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
               5.7      Certain Filings, Consents and Arrangements............34
               5.8      State Takeover Statutes...............................34
               5.9      Indemnification and Insurance.........................34
               5.10     Additional Agreements.................................35
               5.11     Publicity.............................................36
               5.12     Preparation of the Registration Statement and
                        the Proxy Statement Shareholders' Meetings............36
               5.13     Securities Act; Pooling-of-Interests..................37
               5.14     Stock Exchange Listings...............................37
               5.15     Shareholder Litigation................................37
               5.16     Pooling-of-Interests and Tax-free
                        Reorganization Treatment..............................38
               5.17     Letters of Accountants................................38
               5.18     Expenses..............................................38
               5.19     Adverse Action........................................39
               5.20     Standstill Agreements; Confidentiality
                        Agreements ...........................................39
               5.21     Issuance of Treasury Shares...........................39
               5.22     Redemption of Securities.  ...........................39

ARTICLE VI     CLOSING MATTERS................................................39
               6.1      The Closing...........................................39
               6.2      Documents and Certificates............................40

ARTICLE VII    CONDITIONS.....................................................40
               7.1      Conditions to Each Party's Obligations to Effect
                        the Merger............................................40
               7.2      Conditions to Obligation of Crestar to Effect the
                        Merger................................................41
               7.3      Conditions to Obligation of SunTrust to Effect
                        the Merger............................................42

ARTICLE VIII   MISCELLANEOUS..................................................42
               8.1      Termination...........................................42
               8.2      Expense Reimbursement.  ..............................43
               8.3      Non-Survival of Representations, Warranties
                        and Agreements........................................45
               8.4      Waiver and Amendment..................................45
               8.5      Entire Agreement......................................45
               8.6      Applicable Law........................................45
               8.7      Certain Definitions; Headlines........................45
               8.8      Notices...............................................46
               8.9      Counterparts..........................................48
               8.10     Parties in Interest; Assignment.......................48
               8.11     Severability..........................................48



                                      -iii-

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Exhibits

Exhibit A      --     Crestar Option Agreement
Exhibit B      --     SunTrust Option Agreement
Exhibit C      --     SunTrust Affiliate Letter
Exhibit D      --     Crestar Affiliate Letter
























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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 20, 1998 ("Agreement"), is made by and among SUNTRUST BANKS, INC., a Georgia corporation ("SunTrust"), CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Crestar") and SMR CORPORATION, a Virginia corporation and a wholly owned subsidiary of SunTrust ("Sub").

         WHEREAS, SunTrust and Crestar have each determined that it is in the best interests of their respective shareholders for Sub to merge with and into Crestar upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), so that Crestar will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of SunTrust;

         WHEREAS, the respective Boards of Directors of SunTrust, Crestar and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement, the Crestar Option Agreement (as defined below) and the SunTrust Option Agreement (as defined below) and the transactions contemplated hereby and thereby;

         WHEREAS, the respective Boards of Directors of SunTrust and Crestar have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of
Section 368 of the Code;

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

         WHEREAS, as a condition to, and contemporaneously with, the execution of this Agreement, the parties have entered into a stock option agreement, with Crestar as issuer and SunTrust as grantee (the "Crestar Option Agreement") in the form attached hereto as Exhibit A; and

         WHEREAS, as a condition to, and contemporaneously with, the execution of this Agreement, the parties have entered into a stock option agreement, with SunTrust as issuer and Crestar as grantee (the "SunTrust Option Agreement") in the form attached hereto as Exhibit B.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Sub will be merged with and into Crestar (the "Merger") in accordance with the applicable provisions of the Virginia Stock Corporation Act ("VSCA") and the separate corporate existence of Sub will thereupon cease.

         SunTrust may at any time in its discretion change the method of effecting the combination of Sub with Crestar (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Crestar with or into SunTrust; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, par value $5.00 per share, of Crestar ("Crestar Common Stock") as provided for in this Agreement, (B) adversely affect the tax treatment of Crestar or Crestar's shareholders as a result of the Merger or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

         1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, Sub and Crestar (the "Constituent Corporations") shall cause articles of merger complying with the requirements of the VSCA to be filed with the State Corporation Commission of the Commonwealth of Virginia ("Virginia Articles of Merger"). The Merger will become effective upon the filing of the Virginia Articles of Merger, or such later time as shall be specified in such filing ("Effective Time").

         1.3 EFFECT OF MERGER. The Merger will have the effects specified in the VSCA. Without limiting the generality of the foregoing, Crestar will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Virginia, and the separate corporate existence of Crestar and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the VSCA, will continue unaffected by the Merger.

         1.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Crestar in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with applicable law.

         1.5      DIRECTORS AND OFFICERS.

                    (a) Except as provided in Section 1.5(b), the directors and officers of Crestar immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and Bylaws and the VSCA.



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                    (b) As of the Effective Time, in accordance with the Bylaws of SunTrust, the Board of Directors of SunTrust shall increase its size to such number as is necessary to create three vacancies and shall elect three non-employee Crestar directors to fill such vacancies (the "Crestar Directors"). The identity of the non-employee Crestar Directors shall be mutually agreed upon by Crestar and SunTrust prior to the Effective Time. Each non-employee Crestar Director so agreed upon shall be placed in a separate class on SunTrust's Board of Directors. In addition to the Crestar Directors, the Board of Directors of SunTrust shall increase its size to such number as is necessary to create a vacancy in order to elect Richard G. Tilghman to the Board of Directors of SunTrust.

         1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Crestar, or (ii) otherwise carry out the purposes of this Agreement, Crestar and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Crestar or (ii) otherwise carry out the purposes of this Agreement, Crestar and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Crestar or otherwise to take any and all such action.

         1.7 TAX CONSEQUENCES; ACCOUNTING TREATMENT. It is intended that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and (ii) be accounted for as a "pooling of interests" under generally accepted accounting principles.


                                   ARTICLE II
                              CONVERSION OF SHARES

         2.1      CONVERSION OF SHARES. Subject to Section 2.3, at the Effective
Time:

                    (a) each share of Crestar Common Stock issued and outstanding immediately prior to the Effective Time, including each attached right issued pursuant to the Rights Agreement between Crestar and Mellon Bank, NA, as Rights Agent, dated as of June 23, 1989 (the "Crestar Rights Agreement"), other than shares of Crestar Common Stock owned by SunTrust or any direct or indirect wholly-owned subsidiary of SunTrust (except for any such shares of Crestar Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or shares held in respect of a debt previously contracted ("DPC Shares")), will be canceled, retired and converted into 0.96 (the "Conversion Ratio") shares of


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




common stock, par value $1.00 per share, of SunTrust ("SunTrust Common Stock"). The number of shares of SunTrust Common Stock that each share of Crestar Common Stock will be converted into is sometimes referred to herein as the "Merger Consideration";

                    (b) each then-outstanding share of Crestar Common Stock owned by SunTrust or any direct or indirect wholly-owned subsidiary of SunTrust (except for any shares that are Trust Account Shares or DPC Shares) will be canceled and retired; and

                    (c) each share of SunTrust Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $1.00 per share, of the Surviving Corporation from and after the Effective Time.

         2.2        ASSUMPTION OF EMPLOYEE AND DIRECTOR STOCK OPTIONS.

                    (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each option granted by Crestar to purchase shares of Crestar Common Stock (any such option to purchase shares of Crestar Common Stock being referred to herein as a "Crestar Option") that is outstanding and unexercised, whether vested or unvested, immediately prior thereto (excluding any such option the holder of which is then entitled to receive cash or stock in satisfaction thereof under the terms of such option) shall be assumed by SunTrust and converted into an option (each, a "New Option") to purchase such number of shares of SunTrust Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original Crestar Option pursuant to the Crestar 1993 Stock Incentive Plan, the Crestar 1981 Stock Option Plan, the Crestar/Loyola Stock Option Plan (for former Loyola Bancorp directors and officers), the Crestar/Citizens Stock Option Plan (including prior 1988 and 1986 Citizens Stock Option Plan for former officer and directors), and the Crestar/American National Stock Option Plan (including three prior American National stock option plans for employees and outside directors) (the "Crestar Option Plans")):

                    (i) the number of shares of SunTrust Common Stock to be subject to the New Option shall be equal to (x) the number of shares of Crestar Common Stock purchasable upon exercise of the original Crestar Option, multiplied by (y) the Conversion Ratio (rounded to the nearest whole share); and

                    (ii) the exercise price per share of SunTrust Common Stock under the New Option shall be equal to (x) the exercise price per share of Crestar Common Stock under the original Crestar Option, divided by (y) the Conversion Ratio (rounded to the nearest whole cent).

With respect to any Crestar Options that are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, the foregoing assumption and conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                    (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Performance Share awarded by Crestar pursuant to that certain Performance


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




Award Agreement dated October 27, 1995 between Crestar and Richard G. Tilghman (the "Performance Share Award") that is outstanding immediately prior to the Effective Time, the Performance Shares underlying such Performance Share Award shall be converted into Performance Shares of SunTrust ("New Performance Shares") on the same terms as are in effect on the date hereof, adjusted such that the number of shares of SunTrust Common Stock to be subject to the New Performance Share Award shall be equal to (x) the number of shares of Crestar Common Stock subject to such Performance Share Award, multiplied by (y) the Conversion Ratio (rounded to the nearest whole share).

                    (c) On or before the Effective Time, SunTrust shall file a registration statement with the Securities and Exchange Commission (the "Commission") registering a number of shares of SunTrust Common Stock necessary to fulfill SunTrust's obligations under this Section 2.2. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as New Options, remain outstanding. Prior to the Effective Time, SunTrust shall reserve for issuance the number of shares of SunTrust Common Stock necessary to satisfy SunTrust's obligations under this Section 2.2.

         2.3        EXCHANGE OF CERTIFICATES.

                    (a) Prior to the Effective Time, SunTrust shall designate SunTrust Bank, Atlanta, to act as exchange agent (the "Exchange Agent") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. At or prior to the Effective Time, SunTrust shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of SunTrust Common Stock, and the cash in lieu of fractional shares (such cash and certificates for shares of SunTrust Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued in exchange for outstanding shares of Crestar Common Stock in accordance with the terms of this Article II. Except as set forth herein, from and after the Effective Time each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Crestar Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Crestar Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of SunTrust Common Stock which constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

                    (b) Promptly after the Effective Time, SunTrust shall cause the Exchange Agent to mail to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate in exchange for Merger Consideration. Crestar shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto (x) a certificate representing that number of whole shares of SunTrust Common Stock to which such holder of Crestar Common Stock shall have become entitled pursuant to the provisions of this Article II and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

                    (c) If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

                    (d) Subject to Section 2.3(e), until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of Crestar Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f), and shall have no other rights. From and after the Effective Time, SunTrust and Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Crestar Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty
(180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation any shares of SunTrust Common Stock and funds (including any interest received with respect thereto) which SunTrust has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to SunTrust (subject to abandoned property, escheat or other similar laws) with respect to the shares of SunTrust Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions thereon deliverable or payable upon due surrender of their Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Crestar Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (e) Whenever a dividend or other distribution is declared by SunTrust on the SunTrust Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to SunTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of SunTrust Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Crestar on Crestar Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                    (f) If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Crestar, SunTrust or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                    (g) Holders of unsurrendered Certificates will not be entitled to vote at any meeting of SunTrust shareholders.

                    (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SunTrust Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of SunTrust shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of SunTrust. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of SunTrust Common Stock to which such holder would otherwise be entitled multiplied by the Market Price (as defined in Section 8.7).

         2.4 CLOSING OF CRESTAR'S TRANSFER BOOKS. Immediately after the Effective Time, the stock transfer books of Crestar shall be closed. In the event of a transfer of ownership of Crestar Common Stock which is not registered in the transfer records of Crestar, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. SunTrust and the Exchange Agent shall be entitled to rely upon the stock transfer books of Crestar to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Crestar Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

         2.5 CHANGES IN SUNTRUST COMMON STOCK. If between the date of this Agreement and the Effective Time, the shares of SunTrust Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted accordingly.



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




                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SUNTRUST

         SunTrust hereby represents and warrants to Crestar that:

         3.1 CORPORATE ORGANIZATION. Each of SunTrust and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. SunTrust is registered as a bank holding Crestar under the Bank Holding Crestar Act of 1956, as amended (the "BHCA"). SunTrust has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. SunTrust has heretofore made available to Crestar true and complete copies of its articles of incorporation and bylaws.

         3.2 AUTHORITY. Each of SunTrust and Sub has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of SunTrust's shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of SunTrust and Sub and no other corporate proceedings on the part of SunTrust or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of SunTrust as described in Section 5.12(b) of this Agreement. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, each of SunTrust and Sub enforceable against each of them in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of SunTrust consists of 500,000,000 shares of SunTrust Common Stock and 50,000,000 shares of SunTrust preferred stock. As of the close of business on July 17, 1998, (i) 213,108,057 shares of SunTrust Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable, (ii) no shares of preferred stock were issued and outstanding and (iii) 4,247,953 shares of SunTrust Common Stock were held in SunTrust's treasury. As of the date hereof, except as set forth in this Section 3.3, pursuant to the exercise of employee stock options under SunTrust's various stock option plans in effect, pursuant to the SunTrust Option Agreement, pursuant to SunTrust's dividend reinvestment plan and pursuant to stock grants made pursuant to SunTrust's various stock plans, there are no other shares of capital stock of SunTrust authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of SunTrust obligating SunTrust to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SunTrust or obligating SunTrust to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which SunTrust or any SunTrust subsidiary is a party with respect to the voting of the capital stock of SunTrust. All of the shares of SunTrust Common Stock issuable in exchange for Crestar Common Stock at the Effective Time in accordance with this Agreement and all of the shares of SunTrust Common Stock issuable upon exercise of New Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

         3.4 SUBSIDIARIES. The name and state of incorporation of each significant subsidiary (as defined in Section 8.7) of SunTrust (collectively, the "Significant Subsidiaries") is set forth in the SunTrust SEC Reports (as defined in Section 3.7). Each of the Significant Subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of the Significant Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each of the Significant Subsidiaries are owned by SunTrust or another of SunTrust's subsidiaries and are validly issued, fully paid and (except pursuant to 12 USC
Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any of the Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any of the Significant Subsidiaries to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

         3.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to SunTrust or any of SunTrust's subsidiaries provided by SunTrust for inclusion in (i) the Registration Statement to be filed with the Commission by SunTrust on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering the shares of SunTrust Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any joint proxy statement of Crestar and SunTrust ("Proxy Statement") required to be mailed to Crestar's shareholders and SunTrust's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Crestar Meeting and the SunTrust Meeting (each as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

         3.6 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by SunTrust and Sub nor the consummation by SunTrust and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its articles of incorporation or bylaws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of SunTrust or any of SunTrust's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunTrust or any of SunTrust's subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, either individually or in the aggregate, will not have a Material Adverse Effect, (c) constitute or result in a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, except for the consents, approvals and notices set forth below and except for such violations which, either individually or in the aggregate, will not have a Material Adverse Effect, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, including, but not limited to, authorities, agencies and the staff's thereof regulating financial institutions, domestic (whether federal, state, municipal or local) or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Virginia Articles of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) the applications, notices, reports and other filings required to be made in connection with the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Crestar Act of 1956, as amended (the "BHC Act"), (v) the approvals of any other Governmental Entities pursuant to state banking laws and regulations (the "Regulatory Approvals"), (vi) filings and approvals pursuant to any applicable state takeover law, (vii) pursuant to the rules of the New York Stock Exchange or (viii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         3.7 REPORTS. Since January 1, 1996, SunTrust and each of SunTrust's subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements ("SunTrust SEC Reports"), (ii) the Federal Reserve Board,
(iii) any other Governmental Entities, and (iv) any self-regulatory organizations ("SROs") and all other reports and statements required to be filed by SunTrust or SunTrust's subsidiaries, including, without limitation, any report or statement required to be filed pursuant to laws, rules or regulations of the United States, any state, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement, or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. SunTrust has made available to Crestar true and complete copies of each of SunTrust's annual reports on Form 10-K for the years 1996 and 1997 and its quarterly report on Form 10-Q for March 31, 1998. As of their respective dates, the SunTrust SEC Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements of SunTrust included in SunTrust's annual report on Form 10-K as filed with the Commission for the year ended December 31, 1997, and the unaudited interim financial statements of SunTrust as of and for the three months ended March 31, 1998 included in a quarterly report on Form 10-Q as filed with the Commission, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of SunTrust and SunTrust's subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, and are derived from the books and records of SunTrust and SunTrust's subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. There exist no liabilities of SunTrust and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the SunTrust SEC Reports and except for liabilities which, either individually or in the aggregate, would not have a Material Adverse Effect. SunTrust's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         3.9 TAXES. SunTrust will promptly make available to Crestar, upon request by Crestar, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by SunTrust and any of SunTrust's subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. SunTrust and each SunTrust subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as otherwise would not have, either individually or in the aggregate, a Material Adverse Effect, SunTrust and each of its subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period.

         3.10 EMPLOYEE PLANS. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of SunTrust or its subsidiaries ("SunTrust

Employee Plans") have been maintained, operated, and administered in all material respects in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws. With respect to each SunTrust Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the Internal Revenue Service ("IRS") to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to end of the "remedial amendment period" within the meaning of Section 401(b) of the Code,
(b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither SunTrust nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA has occurred for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. Neither SunTrust nor any of its subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of
Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither SunTrust nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither SunTrust nor any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any SunTrust Employee Plan, (A) there is no liability on the part of SunTrust or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance Crestar issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of SunTrust, no such proceeding with respect to any such insurer is imminent. Neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any SunTrust Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from SunTrust or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. Neither SunTrust nor any of its subsidiaries has any obligations for retiree health and life benefits under any SunTrust Employee Plan. There are no restrictions on the rights of SunTrust or its subsidiaries to amend or terminate any such SunTrust Employee Plan without incurring any liability thereunder.

         3.11 MATERIAL CONTRACTS. Neither SunTrust nor any of SunTrust's subsidiaries is in default under any contract or agreement required to be filed as an exhibit to a Form 10-K filed by SunTrust with the Commission as of the date of this Agreement, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither SunTrust nor any of SunTrust's subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is SunTrust or any of SunTrust's subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or threatened.

         3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, SunTrust and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any SunTrust SEC Reports, and there has not been (1) any change or event having a Material Adverse Effect on SunTrust, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any of SunTrust's capital stock, other than regular quarterly cash dividends on the SunTrust Common Stock, (3) any split, combination or reclassification of any of SunTrust's capital stock or any substitution for shares of SunTrust's capital stock, except for issuances of SunTrust's Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the SunTrust Stock Option Plans, or (4) except insofar as may have been disclosed in the SunTrust SEC Reports or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by SunTrust materially affecting its assets, liabilities or business.

         3.13 LITIGATION. Except as disclosed in the SunTrust SEC Reports filed by SunTrust with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of SunTrust, threatened, against or affecting SunTrust or any of SunTrust's subsidiaries which, either individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against SunTrust or any of SunTrust's subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, either individually or in the aggregate, a Material Adverse Effect.

         3.14 COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the SunTrust SEC Reports filed by SunTrust with the Commission prior to the date of this Agreement, the businesses of SunTrust and of SunTrust's subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity

(including, without limitation, in the case of SunTrust's subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to SunTrust or any of SunTrust's subsidiaries is pending or, to the knowledge of SunTrust, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not, either individually or in the aggregate, have a Material Adverse Effect.

         3.15 AGREEMENTS WITH BANK REGULATORS, ETC. Neither SunTrust nor any SunTrust subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has SunTrust been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither SunTrust nor any of SunTrust's subsidiaries is required by Section 32 of the Federal Deposit Insurance Act ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. SunTrust knows of no reason why the regulatory approvals referred to in Section 3.6(d) should not be obtained.

         3.16 SUNTRUST OWNERSHIP OF STOCK. As of the date of this Agreement, other than with respect to the Crestar Option Agreement, neither SunTrust nor any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Crestar Common Stock (other than Trust Account Shares), which in the aggregate, represent 5% or more of the outstanding shares of Crestar Common Stock.

         3.17 ACCOUNTING TREATMENT; TAX TREATMENT. SunTrust knows of no reason, assuming the reissuance of SunTrust Common Stock contemplated by Section
5.21 occurs, with respect to SunTrust and its affiliates that would prevent SunTrust from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." As of the date hereof, SunTrust is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         3.18 FEES. Except for the fees paid and payable to Lehman Brothers Inc., neither SunTrust nor any of SunTrust's subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.19 SUNTRUST ACTION. The Board of Directors of SunTrust (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of SunTrust and its shareholders, (b) approved this Agreement and the transactions contemplated by this Agreement and (c) directed that the Merger be submitted for consideration by SunTrust's shareholders at the SunTrust Meeting. SunTrust has taken all steps necessary to exempt (i) the execution of this Agreement, the SunTrust Option Agreement and the Crestar Option Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from (x) any statute of the State of Georgia that purports to limit or restrict business combinations or the ability to acquire or to vote shares, including, without limitation, Sections 14-2-1110 et seq. and Sections 14-2-1131 et seq. of the Georgia Business Corporation Code, and (y) any applicable provision of SunTrust's articles of incorporation or bylaws containing change of control or anti-takeover provisions.

         3.20 VOTE REQUIRED. The affirmative vote of the holders of a majority of the total votes cast (provided that the total votes cast represent over 50% of all securities entitled to vote) by the holders of SunTrust Common Stock is the only vote of the holders of any class or series of SunTrust capital stock necessary to approve this Agreement and the transactions contemplated herein.

         3.21 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in SunTrust's Proxy Statement for its 1998 Annual Meeting of Shareholders, no officer or director of SunTrust, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of SunTrust or any of its subsidiaries.

         3.22     INTELLECTUAL PROPERTY.

                    (a) SunTrust and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "SunTrust Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such SunTrust Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Neither SunTrust nor any such subsidiary has received any notice of infringement of or conflict with, and, to SunTrust's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any SunTrust Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect.

                    (b) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by SunTrust of any rights to use computer and telecommunications software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which would have a Material Adverse Effect.

                    (c) The computer software operated by SunTrust which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect. None of SunTrust or any of its subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). SunTrust has disclosed to Crestar a complete and accurate copy of SunTrust's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect SunTrust and its subsidiaries. The costs of the adaptions and compliance referred to in this Section 3.22(c) will not have a Material Adverse Effect.

         3.23 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Except as would not reasonably be expected to have a Material Adverse Effect, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of SunTrust or for the account of a customer of SunTrust or of one of SunTrust's subsidiaries, were entered into in the ordinary course of business and, to SunTrust's knowledge, in accordance with prudent banking practices and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SunTrust or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, SunTrust and each of SunTrust's subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to SunTrust's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         3.24 INSURANCE. Except as would not reasonably be expected to have a Material Adverse Effect, SunTrust and SunTrust's subsidiaries have in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to SunTrust and SunTrust's subsidiaries.

         3.25 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, ET SEQ.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

         "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof);
(iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead based paint or coating and (viii) any underground storage tank(s).

         "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by SunTrust or Crestar, as the case may be, or any of their subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

          (i) Neither SunTrust nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of SunTrust or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon SunTrust or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

         3.26 RESCISSION OF REPURCHASES. All share repurchase programs previously authorized by the Board of Directors of SunTrust, except to the extent that SunTrust is advised by the Commission that such purchases would not adversely affect the ability of SunTrust and Crestar to account for the Merger as a "pooling of interests" for accounting purposes, have been revoked by resolution duly adopted on or prior to the date hereof.

         3.27 DISCLOSURE LETTER. Prior to the execution and delivery of this Agreement, SunTrust has delivered to Crestar a schedule (the "SunTrust Disclosure Letter ") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to SunTrust's representations or warranties contained in Article III or to SunTrust's covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in the SunTrust Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to SunTrust.



                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF CRESTAR

         Crestar hereby represents and warrants to SunTrust that:

         4.1 CORPORATE ORGANIZATION. Crestar is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Crestar is registered as a bank holding Crestar under the BHCA. Crestar has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Crestar has heretofore made available to SunTrust true and complete copies of its articles of incorporation and bylaws.

         4.2 AUTHORITY. Crestar has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Crestar's shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Crestar and no other corporate proceedings on the part of Crestar are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Crestar as described in Section 5.12(c) of this Agreement. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Crestar, enforceable against Crestar in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         4.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Crestar consists of 200,000,000 shares of Crestar Common Stock and 2,000,000 shares of Crestar preferred stock. As of the close of business on July 17, 1998, (i) 112,252,068 shares of Crestar Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable and (ii) no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this Section 4.3, pursuant to the Crestar Option Plans, pursuant to the Crestar Option Agreement, pursuant to the Crestar Rights Agreement, pursuant to the Crestar Dividend Reinvestment Plan, pursuant to the Crestar Thrift and Profit Sharing Plan or as set forth in the Crestar Disclosure Letter, there are no shares of capital stock of Crestar authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Crestar obligating Crestar to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Crestar or obligating Crestar to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Crestar Disclosure Letter, there are no voting trusts or other agreements or understandings to which Crestar or any of Crestar's subsidiaries is a party with respect to the voting of the capital stock of Crestar. As of the date of this Agreement, there were outstanding under the Crestar Option Plans options to purchase 3,264,247 shares of Crestar Common Stock, which Crestar stock options had a weighted average exercise price of $27.60 and for which adequate shares of Crestar Common Stock have been reserved for issuance under the Crestar Option Plans.

         4.4 SUBSIDIARIES. The Crestar Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Crestar (collectively, the "Crestar Subsidiaries"). Each of the Crestar Subsidiaries is a bank, a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each of the Crestar Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Except as set forth in the Crestar Disclosure Letter, all outstanding shares of capital stock of each Crestar Subsidiary is owned by Crestar or another Crestar Subsidiary and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Crestar Subsidiary obligating any Crestar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Crestar Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

         4.5 INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC. None of the information with respect to Crestar or any Crestar Subsidiary provided by Crestar for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Crestar Meeting and the SunTrust Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         4.6 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the Crestar Disclosure Letter, neither the execution and delivery of this Agreement by Crestar nor the consummation by Crestar of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Crestar or any Crestar Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Crestar or any Crestar Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, either individually or in the aggregate, will not have a Material Adverse Effect, (c) constitute or result in a violation of any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, except for the consents, approvals and notices set forth below and except for such violations which, either individually or in the aggregate, will not have a Material Adverse Effect, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Virginia Articles of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) the applications, notices, reports and other filings required to be made in connection with the approval of the Federal Reserve Board under the BHC Act, (v) the Regulatory Approvals, (vi) filings and approvals pursuant to any applicable state takeover law, (vii) pursuant to the rules of the New York Stock Exchange or (viii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

         4.7 REPORTS. Since January 1, 1996, Crestar and each Crestar Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements ("Crestar SEC Reports"), (ii) the Federal Reserve Board, (iii) any other Governmental Entity, and (iv) any SRO, and all other reports and statements required to be filed by Crestar and the Crestar Subsidiaries, including, without limitation, any report or statement required to be filed pursuant to laws, rules or regulations of the United States, any state, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement, or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Crestar has made available to SunTrust true and complete copies of each of Crestar's annual reports on Form 10- K for the years 1996 and 1997 and its quarterly report on Form 10-Q for March 31, 1998. As of their respective dates, the Crestar SEC Reports complied with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

         4.8 FINANCIAL STATEMENTS. The audited consolidated financial statements of Crestar included in Crestar's annual report on Form 10-K as filed with the Commission for the year ended December 31, 1997, and the unaudited interim financial statements of Crestar as of and for the three months ended March 31, 1998 included in a quarterly report on Form 10-Q as filed with the Commission, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Crestar and the Crestar Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, and are derived from the books and records of Crestar and the Crestar Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. There exist no liabilities of Crestar and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Crestar SEC Reports and except for liabilities which, either individually or in the aggregate, would not have a Material Adverse Effect. Crestar's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         4.9 TAXES. Crestar will promptly make available to SunTrust, upon request by SunTrust, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Crestar and the Crestar Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Crestar and each Crestar Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all failures to file, taken together, would not have a Material Adverse Effect. Except as otherwise would not have, either individually or in the aggregate, a Material Adverse Effect, Crestar and each Crestar Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Except as set forth in the Crestar Disclosure Letter, neither Crestar nor any Crestar Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Except as set forth in the Crestar Disclosure Letter, neither Crestar nor any Crestar Subsidiary is a party to any action or proceeding, nor to the best of Crestar's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any material amount of taxes, and no deficiency notices or reports have been received by Crestar or any Crestar Subsidiary in respect of any material deficiencies for any tax, assessment, or government charge.

         4.10 EMPLOYEE PLANS. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Crestar or the Crestar Subsidiaries ("Crestar Employee Plans") are listed in the Crestar Disclosure Letter. Except as set forth in the Crestar Disclosure Letter, all of the Crestar Employee Plans have been maintained, operated, and administered in all material respects in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable laws. Except as set forth in the Crestar Disclosure Letter, with respect to each Crestar Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS,
(c) neither Crestar nor any of the Crestar Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA has occurred for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. Neither Crestar nor any Crestar Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Crestar nor any of its subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. Neither Crestar nor any of its subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. Except as set forth in the Crestar Disclosure Letter, there are no outstanding grants of restricted stock with respect to Crestar Common Stock and no outstanding stock appreciation rights with respect to Crestar Common Stock. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Crestar Employee Plan, (A) there is no liability on the part of Crestar or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance Crestar issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Crestar, no such proceeding with respect to any such insurer is imminent. Except as set forth in the Crestar Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Crestar Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Crestar or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing. The material terms of the Executive Agreements (as defined below) are reflected in the Crestar SEC Reports, as amended in the manner reflected in the Crestar Disclosure Letter. Neither Crestar nor any Crestar Subsidiary has any obligations for retiree health and life benefits under any Crestar Employee Plan, except as set forth in the Crestar Disclosure Letter. Except as set forth in the Crestar Disclosure Letter, there are no restrictions on the rights of Crestar or the Crestar Subsidiaries to amend or terminate any such Crestar Employee Plan without incurring any liability thereunder.

         4.11 MATERIAL CONTRACTS. Except as set forth in the Crestar Disclosure Letter or disclosed in the Crestar SEC Reports, neither Crestar nor any Crestar Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any agreements providing for aggregate payments to any director, officer, employee or consultant of Crestar or any Crestar Subsidiary in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Crestar or any Crestar Subsidiary or the guarantee by Crestar or any Crestar Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Crestar with the Commission as of the date of this Agreement (collectively, the "Crestar Contracts"). Neither Crestar nor any Crestar Subsidiary is in default under any Crestar Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in the Crestar Disclosure Letter, neither Crestar nor any Crestar Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Crestar or any Crestar Subsidiary the subject of a proceeding asserting that it or any Crestar Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, work stoppage or other labor dispute involving it or any Crestar Subsidiary pending or threatened.

         4.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, Crestar and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Crestar SEC Reports, and there has not been (1) any change or event having a Material Adverse Effect on Crestar, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any of Crestar's capital stock, other than regular quarterly cash dividends on Crestar Common Stock, (3) any split, combination or reclassification of any of Crestar's capital stock or any substitution for shares of Crestar's capital stock, except for issuances of Crestar's Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the Crestar Option Plans, (4) except as set forth in the Crestar Disclosure Letter (A) any granting by Crestar or any of its subsidiaries to any current or former director, executive officer or other key employee of Crestar or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Crestar SEC Reports filed and publicly available prior to the date of this Agreement, (B) any granting by Crestar or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business or pursuant to the Crestar Stock Option Plans, or (C) any entry by Crestar or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (5) except insofar as may have been disclosed in the Crestar SEC Reports or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Crestar materially affecting its assets, liabilities or business or (6) except insofar as may have been disclosed in the Crestar SEC Reports, any tax election that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

         4.13 LITIGATION. Except as disclosed in the Crestar SEC Reports filed by Crestar with the Commission prior to the date of this Agreement or as set forth in the Crestar Disclosure Letter, there is no suit, action or proceeding pending, or, to the knowledge of Crestar, threatened, against or affecting Crestar or any Crestar Subsidiary which, either individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Crestar or any Crestar Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, either individually or in the aggregate, a Material Adverse Effect.

         4.14 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the Crestar Disclosure Letter or as disclosed in the Crestar SEC Reports filed by Crestar with the Commission prior to the date of this Agreement, the businesses of Crestar and the Crestar Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Crestar Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Crestar Disclosure Letter, no investigation or review by any Governmental Entity with respect to Crestar or any Crestar Subsidiary is pending or, to the knowledge of Crestar threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not, either individually or in the aggregate, have a Material Adverse Effect.

         4.15 AGREEMENTS WITH BANK REGULATORS, ETC. Neither Crestar nor any Crestar Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Crestar been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Crestar nor any Crestar Subsidiary is required by Section 32 of the FDIA to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Crestar knows of no reason why the regulatory approvals referred to in Section 4.6(d) should not be obtained.

         4.16 CRESTAR OWNERSHIP OF STOCK. As of the date of this Agreement, other than with respect to the SunTrust Option Agreement, neither Crestar nor any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, SunTrust Common Stock (other than held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity), which in the aggregate, represent 5% or more of the outstanding shares of SunTrust Common Stock.

         4.17 ACCOUNTING TREATMENT; TAX TREATMENT. Crestar knows of no reason, with respect to Crestar and its affiliates, that would prevent SunTrust from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." As of the date hereof, Crestar is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         4.18 FEES. Except for fees paid and payable to Morgan Stanley, Dean Witter, Discover & Co., neither Crestar nor any Crestar Subsidiary has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         4.19 CRESTAR ACTION. The Board of Directors of Crestar (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Crestar and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that the Merger be submitted for consideration by Crestar's shareholders at the Crestar Meeting. Crestar has taken all steps necessary to exempt (i) the execution of this Agreement, the SunTrust Option Agreement and the Crestar Option Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, (x) any statute of the Commonwealth of Virginia that purports to limit or restrict business combinations or the ability to acquire or to vote shares, including, without limitation, Sections 13.1-725 et seq. and Sections 13.1-728.1 et seq. of the VSCA, (y) the Crestar Rights Agreement and (z) any applicable provision of Crestar's articles of incorporation or bylaws containing change of control or anti-takeover provisions. Crestar has (A) duly entered into an appropriate amendment to the Crestar Rights Agreement and (B) taken all other action necessary or appropriate so that the execution of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any rights under the Crestar Rights Agreement or enable or require the rights to separate from the shares of Crestar Common Stock to which they are attached or to be triggered or become exercisable.

         4.20 VOTE REQUIRED. The affirmative vote of holders of more than two-thirds of the outstanding shares of Crestar Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Crestar capital stock necessary to approve this Agreement and the transactions contemplated by the Agreement.

         4.21 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Crestar's Proxy Statement for its 1998 Annual Meeting of Shareholders or as set forth in the Crestar Disclosure Letter, no officer or director of Crestar, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Crestar or any Crestar Subsidiary.

         4.22     INTELLECTUAL PROPERTY.

                    (a) Crestar and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Crestar Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Crestar Intellectual Property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Neither Crestar nor any such subsidiary has received any notice of infringement of or conflict with, and, to Crestar's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Crestar Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect.

                    (b) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Crestar of any rights to use computer and telecommunications software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which would have a Material Adverse Effect.

                    (c) The computer software operated by Crestar which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect. None of Crestar or any of its subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). Crestar has disclosed to SunTrust a complete and accurate copy of Crestar's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Crestar and its subsidiaries. The costs of the adaptions and compliance referred to in this Section 4.22(c) will not have a Material Adverse Effect.

         4.23 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Except as would not reasonably be expected to have a Material Adverse Effect, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Crestar or for the account of a customer of Crestar or of one of Crestar's subsidiaries, were entered into in the ordinary course of business and, to Crestar's knowledge, in accordance with prudent banking practices and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Crestar or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, Crestar and each of Crestar's subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to Crestar's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         4.24 INSURANCE. Except as would not reasonably be expected to have a Material Adverse Effect, Crestar and Crestar's subsidiaries have in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Crestar and Crestar's subsidiaries.

         4.25 ENVIRONMENTAL MATTERS. (a) Neither Crestar nor any of its subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) none of the Loan Portfolio Properties, Trust Properties and Other Properties of Crestar or its subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (c) to the best of Crestar's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Crestar or its subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

         4.26 RESCISSION OF REPURCHASES. All share repurchase programs previously authorized by the Board of Directors of Crestar, except to the extent that Crestar is advised by the Commission that such purchases would not adversely affect the ability of SunTrust and Crestar to account for the Merger as a "pooling of interests" for accounting purposes, have been revoked by resolution duly adopted on or prior to the date hereof.

         4.27 DISCLOSURE LETTER. Prior to the execution and delivery of this Agreement, Crestar has delivered to SunTrust a schedule (the "Crestar Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to Crestar's representations or warranties contained in Article IV or to Crestar's covenants contained in
Article V; provided, however, that notwithstanding anything in this Agreement to the contrary the mere inclusion of an item in the Crestar Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to Crestar.


                                    ARTICLE V
                                    COVENANTS

         5.1 ACQUISITION PROPOSALS. Crestar shall not, nor shall it permit any Crestar Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Crestar or any Crestar Subsidiary to, directly or indirectly, (i) solicit, initiate, encourage or facilitate the submission of any proposal relating to or involving an Acquisition Transaction (as hereinafter defined) or (ii) enter into, encourage or facilitate any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, or constitute an effort to facilitate, any proposal relating to or involving an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of Crestar from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of Crestar concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to shareholders under applicable law, (B) prior to taking such action, Crestar receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreement is at least as limiting as any such agreement between SunTrust and Crestar), and (C) the Board of Directors of Crestar concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Crestar shall (i) immediately advise SunTrust orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) of any proposal regarding an Acquisition Transaction, or any inquiry which could reasonably be expected to lead to any such proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral), and (C) the identity of the person making any such proposal or inquiry, (ii) keep SunTrust fully informed of the status and details of any such proposal or inquiry, and (iii) negotiate in good faith with SunTrust to make such adjustments in the terms and conditions of this Agreement as would enable Crestar to proceed with the transactions contemplated herein on such adjusted terms. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.1 by any officer or director of Crestar or any Crestar Subsidiary or any investment banker, attorney or other advisor, representative or agent of Crestar or any Crestar Subsidiary, acting on behalf of or at the request of the Board of Directors of Crestar, shall be deemed to be a breach of this Section 5.1 by Crestar. Crestar shall immediately terminate and cease any and all discussions, negotiations and/or contacts with any other person or entity which may exist relating to or involving an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Crestar or any Crestar Subsidiary, or any purchase of all or any material portion of the assets of Crestar or any Crestar Subsidiary.

         5.2 INTERIM OPERATIONS OF CRESTAR. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or the Crestar Option Agreement, set forth in the Crestar Disclosure Letter or as otherwise approved expressly in writing by SunTrust:

                    (a) Crestar shall, and shall cause each of the Crestar Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Crestar shall use all commercially reasonable efforts to preserve intact the business organization of Crestar and each of the Crestar Subsidiaries, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Crestar or the Crestar Subsidiaries. Other than in the ordinary course of business consistent with past practice, Crestar shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, borrowings pursuant to existing lines of credit, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance.

                    (b) Crestar shall not and shall not permit any Crestar Subsidiary to make any change or amendment to their respective articles of incorporation or bylaws (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

                    (c) Crestar shall not, and shall not permit any Crestar Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than (i) pursuant to outstanding exercisable stock options granted pursuant to one of the Crestar Option Plans or pursuant to outstanding exercisable stock awards reflected in the Crestar Disclosure Letter, (ii) pursuant to the Crestar Rights Agreement, (iii) pursuant to the terms of 401(k) plans of Crestar and any Crestar Subsidiary in effect as of the date hereof, or
(iv) pursuant to the Crestar Dividend Reinvestment Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to the Crestar Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Crestar nor any Crestar Subsidiaries shall grant any additional stock options, except for stock option grants made in accordance with existing elections by participants in the Crestar Option Plans.

                    (d) Crestar shall not, and shall not permit any Crestar Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than
(a) regular quarterly cash dividends in an amount not to exceed $0.33 per share of Crestar Common Stock payable on the regular historical payment dates and (b) dividends paid by any Crestar Subsidiary to Crestar or another Crestar Subsidiary with respect to its capital stock between the date hereof and the Effective Time.

                    (e) Crestar shall not, and shall not permit any Crestar Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person.

                    (f) Crestar shall not, and shall not permit any Crestar Subsidiary to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of a material amount of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

                    (g) Except as set forth in the Crestar Disclosure Letter or as otherwise provided in this Agreement, Crestar shall not, and shall not permit any Crestar Subsidiary to, adopt or amend

(except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing contained herein shall prohibit Crestar from conclusively determining the earned amount of any bonuses under Crestar's bonus plans in respect of calendar year 1998, based on Crestar's annualized performance through the Effective Time (determined without regard to the costs incurred in connection with the transactions contemplated by this Agreement), such bonuses to be paid in accordance with Crestar's past practice. SunTrust hereby agrees that any Crestar Employee (as hereinafter defined) who is involuntarily terminated from employment following the Effective Time shall be paid any bonus payable in respect of 1998 in accordance with the preceding sentence. Crestar shall appoint one individual at its discretion and one individual at SunTrust's direction to serve jointly, as the Administrator of Crestar's Executive Severance Plan.

                    (h) At the request of SunTrust, Crestar will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of SunTrust and generally accepted accounting principles, at the earlier of (i) such time within seven days prior to the Effective Time as SunTrust acknowledges in writing that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 have been waived or satisfied if the Merger were to be consummated on such date or
(ii) immediately prior to the Effective Time.

                    (i) Crestar shall not, and shall not permit any Crestar Subsidiary to, authorize, or commit or agree to take, any of the actions set forth in clauses (a) through (g) of this Section 5.2.

         5.3 INTERIM OPERATIONS OF SUNTRUST. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Crestar, SunTrust will not declare or pay any extraordinary or special dividend on the SunTrust Common Stock or take any action that would (a) materially delay or adversely affect the ability of SunTrust to obtain any approvals of Governmental Entities required to permit consummation of the Merger or (b) materially adversely affect its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         5.4 COORDINATION OF DIVIDENDS. Subject to Section 5.16, each of SunTrust and Crestar shall coordinate with the other regarding the declaration and payment of dividends in respect of the SunTrust Common Stock and the Crestar Common Stock and the record dates and payment dates relating thereto, it being the intention of SunTrust and Crestar that any holder of SunTrust Common Stock or Crestar Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of SunTrust Common Stock and/or shares of Crestar Common Stock, including shares of SunTrust Common Stock that a holder receives in exchange for shares of Crestar Common Stock pursuant to the Merger.

         5.5        EMPLOYEE MATTERS.

                    (a) The Surviving Corporation and SunTrust shall assume, honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any person under all Crestar Employee Plans in accordance with the terms of such plans. Without limiting the generality of the foregoing, as of the Effective Time, SunTrust shall assume and honor and shall cause the Surviving Corporation to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Crestar or any Crestar Subsidiary and any director, officer or employee thereof (each an "Executive Agreement") except as otherwise expressly agreed between SunTrust and such person. SunTrust and Crestar hereby agree that the execution of this Agreement or the consummation of the Merger shall constitute a "Change in Control" for purposes of any Executive Agreement and all other Crestar Employee Plans, as is provided for under the terms of such plan.

                    (b) For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by SunTrust or the Surviving Corporation, SunTrust shall credit and cause the Surviving Corporation to credit employees of Crestar and the Crestar Subsidiaries as of the Effective Time ("Crestar Employees ") with all service with Crestar or any Crestar Subsidiary for purposes of eligibility and vesting as if such service, and compensation therefrom, had been performed for SunTrust. From and after the Effective Time, SunTrust shall, and shall cause the Surviving Corporation to, cause any and all pre-existing condition limitations under any health plans to be waived with respect to Crestar Employees and their eligible dependents to the extent that such conditions were covered by Crestar's health plans. To the extent that any Crestar Employee and their eligible dependents have, before the Effective Time, satisfied in whole or in part any annual deductible or paid any out of pocket or co-payment expenses under the applicable plan of Crestar, SunTrust shall credit such individual therefor under the corresponding plan of SunTrust or Surviving Corporation in which such individual participates after the Effective Time. A Crestar Employee who is eligible for a specific period of paid vacation at the Effective Time under Crestar's standard vacation policy shall remain eligible for that period of paid vacation after the Effective Time.

                    (c) Except as otherwise provided herein or in the Crestar Disclosure Letter, SunTrust shall, and shall cause the Surviving Corporation to maintain, the Crestar Employee Plans at least through December 31, 1998. SunTrust for 1999 will provide the Crestar Employees with benefits under SunTrust's employee benefit plans or Crestar's employee benefit plans, or a combination of such plans, which will (in SunTrust's judgment) be no less favorable in the aggregate to Crestar Employees than the benefits provided at the Effective Time to Covered Employees generally. Thereafter, Crestar Employees shall participate in such employee benefit plans, or combination of plans, of SunTrust as determined by a committee which will be formed as soon as practicable after the date hereof by SunTrust and Crestar, which committee shall make recommendations to the current Chief Executive Officers of SunTrust and Crestar.

                    (d) SunTrust shall, and shall cause the Surviving Corporation to, maintain without adverse amendment Crestar's deferred compensation plans with respect to (A) any amounts deferred as of the date hereof and (B) amounts with respect to which deferral elections are in place as of the date hereof and relate to bonuses paid to or to be paid in respect of 1997 and 1998. SunTrust further agrees to permit the deferral of any bonus amounts paid in respect of calendar years 1997 and 1998 and to take no action with respect to amounts deferred during such years which would prevent such amounts from becoming entitled to the most favorable interest rates provided in such deferred compensation plans, notwithstanding the occurrence of a Change of Control for purposes of Crestar's various bonus and production incentive plans. SunTrust hereby agrees that any deferral elections made prior to the date hereof by any Crestar Employee pursuant to the deferred compensation plans shall be honored notwithstanding (i) the involuntary termination of any such Crestar Employee's employment as of or following the Effective Time (other than for cause) or (ii) in the case of those Crestar Employees who are parties to an Executive Agreement, the termination of any such Crestar Employee's employment for Good Reason (as defined in such Executive Agreement) as of or following the Effective Time.

                    (e) SunTrust acknowledges and agrees that, immediately prior to the Effective Time, Crestar may make payment in shares of Crestar Common Stock (net of applicable withholding taxes) in settlement of all awards under Crestar's Value Share II and Value Share III plans in accordance with the terms of Crestar's 1993 Stock Incentive Plan and any related agreements, including any Incentive Award Agreement relating to such awards.

                    (f) SunTrust's obligations under the first and second sentences in Section 5.5(a) (and any related provisions of the Crestar Disclosure Letter) are intended to be for the benefit of, and shall be enforceable by, any Crestar Employee to which such obligations relate.

         5.6 ACCESS AND INFORMATION. Upon reasonable notice, each of the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel of such party and its subsidiaries and to such other information as any party may reasonably request; provided, however, that no party shall be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the written opinion of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or
(ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentences apply. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party in accordance with the terms of the Confidentiality Agreement dated July 17, 1998, between SunTrust and Crestar (the "Confidentiality Agreement").

         5.7 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Crestar and SunTrust shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Crestar or SunTrust, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. SunTrust and Crestar shall promptly furnish each other with copies of written communications received by SunTrust or Crestar, as the case may be, or any of their respective Subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         5.8 STATE TAKEOVER STATUTES. Crestar shall take all reasonable steps to (i) exempt Crestar and the Merger from the requirements of any state takeover law by action of Crestar's Board of Directors or otherwise and (ii) upon the request of SunTrust, assist in any challenge by SunTrust to the applicability to the Merger of any state takeover law.

         5.9      INDEMNIFICATION AND INSURANCE.

                    (a) From and after the Effective Time, SunTrust shall indemnify, defend and hold harmless the present and former directors and officers of Crestar and the Crestar Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, which is based upon or relates to such Indemnified Party's capacity as a director or officer, to the fullest extent that such persons are permitted to be indemnified under the VSCA or Crestar's Articles of Incorporation and Bylaws as in effect on the date hereof. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them and to SunTrust; provided, however, that (1) SunTrust shall have the right to assume the defense thereof and upon such assumption SunTrust shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in


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




connection with the defense thereof, except that if SunTrust elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between SunTrust and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them and to SunTrust, and SunTrust shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) SunTrust shall in all cases be obligated pursuant to this Section 5.9(a) to pay for only one firm of counsel for all Indemnified Parties, and (3) SunTrust shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SunTrust thereof, provided that the failure to so notify shall not affect the obligation of SunTrust under this Section 5.9 except to the extent such failure to notify materially prejudices SunTrust. SunTrust's obligations under this
Section 5.9(a) shall continue in full force and effect for a period of six years after the Effective Time; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation made, asserted or commenced within such six year period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

                    (b) SunTrust shall cause the persons serving as officers and directors of Crestar immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Crestar (provided that SunTrust may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall SunTrust be required to expend on any annual basis more than 200% of the current amount expended by Crestar (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if SunTrust is unable to maintain or obtain the insurance called for by this Section 5.9(b), SunTrust shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                    (c) In the event SunTrust or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SunTrust assume the obligations set forth in this section.

                    (d) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         5.10 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers,


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




consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         5.11 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter Crestar and SunTrust shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         5.12     PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY
                     STATEMENT; SHAREHOLDERS' MEETINGS.

                    (a) As soon as practicable following the date of this Agreement, SunTrust and Crestar shall prepare and file with the Commission the Proxy Statement and SunTrust shall prepare and file with the Commission the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Crestar and SunTrust shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Crestar shall use all commercially reasonable efforts to cause the Proxy Statement to be mailed to Crestar's shareholders, and SunTrust shall use all commercially reasonable efforts to cause the Proxy Statement to be mailed to SunTrust's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. SunTrust shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of SunTrust Common Stock in the Merger and Crestar shall furnish SunTrust all information concerning Crestar and the holders of its capital stock and shall take any action as SunTrust may reasonably request in connection with any such action. If at any time prior to the Effective Time any information relating to Crestar, or any of its affiliates, officers or directors, should be discovered by Crestar which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Crestar shall promptly notify SunTrust and Crestar shall cooperate in the filing of any appropriate amendment or supplement describing such information with the Commission and, to the extent required, any dissemination thereof to the shareholders of Crestar and SunTrust.

                    (b) SunTrust shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "SunTrust Meeting") for the purpose of approving this Agreement and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

                    (c) Crestar shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Crestar Meeting") for the purpose of approving this Agreement and the Board of Directors of Crestar shall recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, shall use all reasonable efforts to solicit such approval and adoption and shall not recommend or present for shareholder consideration in any manner any other Acquisition Transaction, tender offer or exchange offer for 20% or more of the outstanding securities of Crestar, or a transaction contemplating the sale of any material Crestar Subsidiary or Subsidiaries, or any material assets of Crestar or a Crestar Subsidiary or Subsidiaries; provided, however, that nothing in this Section 5.12(c) shall prohibit the Board of Directors of Crestar from withdrawing or modifying in a manner adverse to SunTrust its recommendation to the shareholders or recommending any other Acquisition Transaction or any other such transaction described in the foregoing clause if Crestar is not in breach of, and has not breached, any of the provisions of Section 5.1, Crestar receives an unsolicited, written bona fide proposal regarding an Acquisition Transaction, and as a result of such proposal (A) the Board of Directors of Crestar concludes in good faith that it is required to take such action, but only after consultation with outside counsel and only if such outside counsel concludes and advises the Board that the failure to take such action would result in a substantial risk that the Board of Directors would violate any fiduciary duties of the Crestar Board to Crestar shareholders under applicable law, and (B) the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein.

                    (d) Crestar and SunTrust shall use all commercially reasonable efforts to hold the Crestar Meeting and the SunTrust Meeting on the same date and as soon as practicable after the date hereof.

         5.13     SECURITIES ACT; POOLING-OF-INTERESTS.

                    (a) Prior to the Effective Time, each of SunTrust and Crestar shall identify to the other all persons who were, at the time of the SunTrust Meeting or the Crestar Meeting, as the case may be, "affiliates" of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including at a minimum, all those persons subject to the reporting requirements of Rule 16(a) under the Exchange Act) and for purposes of qualifying for "pooling-of-interests" accounting treatment (the "Affiliates").

                    (b) Each of SunTrust and Crestar shall obtain a written agreement in the form of Exhibit C and Exhibit D, respectively, from each person who is identified as an Affiliate of such party pursuant to clause (a) above. Each of SunTrust and Crestar shall deliver such written agreements to the other party no later than 30 days prior to the Effective Time.

         5.14 STOCK EXCHANGE LISTINGS. SunTrust shall use all commercially reasonable efforts to list on the New York Stock Exchange, upon official notice of issuance, the SunTrust Common Stock to be issued pursuant to the Merger.

         5.15 SHAREHOLDER LITIGATION. Each of Crestar and SunTrust shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against Crestar or SunTrust, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         5.16 POOLING-OF-INTERESTS AND TAX-FREE REORGANIZATION TREATMENT. Neither SunTrust nor Crestar shall knowingly take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.

         5.17     LETTERS OF ACCOUNTANTS.

                  (a) SunTrust shall use all commercially reasonable efforts to cause to be delivered to Crestar two letters from SunTrust's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to Crestar, in form and substance reasonably satisfactory to Crestar and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (b) SunTrust shall use all commercially reasonable efforts to cause to be delivered to Crestar and Crestar's independent accountants two letters from SunTrust's independent accountants addressed to Crestar and SunTrust, one dated as of the date the Registration Statement is effective and one dated as of the Closing Date, in each case stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable Commission rules and regulations is appropriate if the Merger is closed and consummated in accordance with this Agreement.

                  (c) Crestar shall use all commercially reasonable efforts to cause to be delivered to SunTrust two letters from Crestar's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to SunTrust, in form and substance reasonably satisfactory to SunTrust and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (d) Crestar shall use all commercially reasonable efforts to cause to be delivered to SunTrust and SunTrust's independent accountants two letters from Crestar's independent accountants addressed to SunTrust and Crestar, one dated as of the date the Registration Statement is effective and one dated as of the Closing Date, in each case stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable Commission rules and regulations is appropriate if the Merger is closed and consummated in accordance with this Agreement.

         5.18 EXPENSES. Except as otherwise provided in Section 8.2, each party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and commission filing and registration fees shall be shared equally between Crestar and SunTrust.

         5.19 ADVERSE ACTION. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect, (b) any of the conditions to the Merger set forth in Article VII not being satisfied or
(c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

         5.20 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, neither Crestar nor SunTrust shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party (other than the Confidentiality Agreement). During such period, Crestar or SunTrust, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

         5.21 ISSUANCE OF TREASURY SHARES. SunTrust shall use all commercially reasonable efforts to reissue the requisite number of shares of SunTrust Common Stock held as treasury stock as of the date of this Agreement so that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of SunTrust Common Stock held in SunTrust treasury.

         5.22 REDEMPTION OF SECURITIES. Prior to the Effective Time, to the extent not prohibited by the terms of such securities, Crestar shall redeem or tender for, or cause to be redeemed or tendered for, such outstanding securities of Crestar (other than Crestar Common Stock) or any Crestar Subsidiary as SunTrust may reasonably request.


                                   ARTICLE VI
                                 CLOSING MATTERS

         6.1 THE CLOSING. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII of this Agreement, the closing of the Merger ("Closing") shall take place at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, or at such other location mutually agreeable to the parties and on a date ("Closing Date") which is on the third business day after the later of:

                  (a) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities,

                  (b) the date the required approvals of Crestar's shareholders and SunTrust's shareholders have been obtained, or

                  (c) such other date to which the parties agree in writing.


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





         If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filing required by all Governmental Entities.

         6.2 DOCUMENTS AND CERTIFICATES. SunTrust and Crestar shall, on or prior to Closing, execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.


                                   ARTICLE VII
                                   CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Merger shall have been approved and adopted by the requisite vote of the holders of Crestar Common Stock and the issuance of SunTrust Common Stock shall have been approved by the requisite vote of the holders of SunTrust Common Stock.

                  (b) The SunTrust Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

                  (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not be materially adverse to the combined businesses of SunTrust, Crestar, SunTrust's subsidiaries and the Crestar Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that none of the preceding Consents shall be deemed obtained if it shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to SunTrust or Crestar of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

                  (e) SunTrust and Crestar shall have received a letter, dated the date of the Closing, from Arthur Andersen LLP or its successor, SunTrust's independent accountants, and KPMG Peat Marwick LLP or its successor, Crestar's independent accountants, each to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with this Agreement.

                  (f) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

                  (g) King & Spalding, counsel to SunTrust, shall have delivered to SunTrust their opinion, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to the shareholders of Crestar and the shareholders of SunTrust, and reaffirmed as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at such time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Crestar, SunTrust, and others, reasonably satisfactory in form and substance to such counsel.

         7.2 CONDITIONS TO OBLIGATION OF CRESTAR TO EFFECT THE MERGER. The obligation of Crestar to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

                  (a) SunTrust and Sub shall have performed in all material respects all covenants contained in this Agreement required to be performed by each of them at or prior to the Effective Time.

                  (b) The representations and warranties of SunTrust contained in Article III shall be true and correct when made and shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

                  (c) SunTrust shall have furnished Crestar a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of SunTrust that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

                  (d) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Crestar, shall have delivered to Crestar their opinion, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to the shareholders of Crestar and the shareholders of SunTrust, and reaffirmed as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at such time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Crestar, SunTrust, and others, reasonably satisfactory in form and substance to such counsel.

         7.3 CONDITIONS TO OBLIGATION OF SUNTRUST TO EFFECT THE MERGER. The obligation of SunTrust to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

                  (a) Crestar shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

                  (b) The representations and warranties of Crestar contained in
Article IV shall be true and correct when made and shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

                  (c) Crestar shall have furnished SunTrust a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Crestar that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of both Crestar and SunTrust:

                  (a) by mutual consent of the Board of Directors of SunTrust and the Board of Directors of Crestar set forth in a written instrument;

                  (b) by either SunTrust or Crestar if (i) the Merger shall not have been consummated on or before March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party that is in material breach of its obligations under this Agreement or whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either SunTrust or Crestar if this Agreement is not approved at the Crestar Meeting or the issuance of SunTrust Common Stock is not approved at the SunTrust Meeting (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);


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





                  (d) by SunTrust if the Board of Directors of Crestar (A) withdraws, or modifies in a manner adverse to SunTrust, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (B) approves, recommends or causes Crestar to enter into any agreement with respect to any Acquisition Transaction;

                  (e) by Crestar if any of the conditions specified in Sections
7.1 and 7.2 have not been met or waived by Crestar at such time as such condition can no longer be satisfied;

                  (f) by SunTrust if any of the conditions specified in Sections
7.1 and 7.3 have not been met or waived by SunTrust at such time as such condition can no longer be satisfied;

                  (g) by Crestar in the event of a breach by SunTrust of any representation or warranty, or any covenant or other agreement (in any material respect) contained in this Agreement which breach is not cured within 30 days after written notice thereof to SunTrust by Crestar; provided, however, that Crestar shall not have the right to terminate this Agreement pursuant to this
Section 8.1(g) with respect to a breach of a representation or warranty unless the breach of representation or warranty, together with all other such breaches, would entitle Crestar not to consummate the transactions contemplated hereby under Section 7.2; or

                  (h) by SunTrust in the event of a breach by Crestar of any representation or warranty, or any covenant or other agreement (in any material respect) contained in this Agreement which breach is not cured within 30 days after written notice thereof to Crestar by SunTrust; provided, however, that SunTrust shall not have the right to terminate this Agreement pursuant to this
Section 8.1(h) with respect to a breach of a representation or warranty unless the breach of representation or warranty, together with all other such breaches, would entitle SunTrust not to consummate the transactions contemplated hereby under Section 7.3.

         8.2      EXPENSE REIMBURSEMENT.

                  (a) In order to induce SunTrust to enter into this Agreement and to reimburse and compensate SunTrust for its time, expenses and lost opportunity costs of pursuing the Merger and seeking to consummate the transactions contemplated by this Agreement, Crestar will make a cash payment to SunTrust of an amount equal to all out-of-pocket expenses and fees incurred by SunTrust, including without limitation fees and expenses payable to all legal, accounting, financial and other professional advisors, relating to the Merger or the transactions contemplated by this Agreement if:

                  (i) SunTrust terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h);

                  (ii) Crestar terminates this Agreement pursuant to Section 8.1(c) because this Agreement was not approved at the Crestar Meeting; or

                  (iii)    SunTrust terminates this Agreement pursuant to
Section 8.1(c) because this Agreement was not approved at the Crestar Meeting.

                  (b) In order to induce Crestar to enter into this Agreement and to reimburse and compensate Crestar for its time, expenses and lost opportunity costs of pursuing the Merger and seeking to consummate the transactions contemplated by this Agreement, SunTrust will make a cash payment to Crestar of an amount equal to all out-of-pocket expenses and fees incurred by Crestar, including without limitation fees and expenses payable to all legal, accounting, financial and other professional advisors, relating to the Merger or the transactions contemplated by this Agreement if:

                  (i) Crestar terminates this Agreement pursuant to Section 8.1(g);

                  (ii)     SunTrust terminates this Agreement pursuant to
Section 8.1(c) because the issuance of SunTrust Common Stock was not approved at the SunTrust Meeting; or

                  (iii) Crestar terminates this Agreement pursuant to Section 8.1(c) because the issuance of SunTrust Common Stock was not approved at the SunTrust Meeting.

                  (c) Any payment required by this Section 8.2 must be paid by Crestar or SunTrust, as applicable, to the other party (by wire transfer of immediately available funds to an account designated by such party) within one
(1) business day after demand by such party; provided, however, that if such payment is required pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii), such payment must be made by Crestar or SunTrust, as applicable, concurrently with, and as a condition to, such termination of this Agreement.

                  (d) The parties agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that damages upon termination of the Agreement in the circumstances referred to in Section 8.2(a) and Section 8.2(b) are not reasonably ascertainable and the payment pursuant to this Section
8.2 constitutes liquidated damages and not a penalty. The payment pursuant to
Section 8.2 is intended to provide reimbursement for out-of-pocket expenses and not damages, for termination of this Agreement under the circumstances referred to therein, and such payments shall not relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement and the nonbreaching party may pursue any remedies available to it at law or in equity, including recovery of such damages to which it may be entitled. Notwithstanding anything to the contrary contained in this Section 8.2, in addition to any amounts paid or payable pursuant to
Section 8.2(a) or Section 8.2(b), Crestar or SunTrust, as applicable, shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by the other party to collect payment hereunder, together with interest on the unpaid amount at the publicly announced prime rate of SunTrust from the date such amount was required to be paid.

         8.3 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties, covenants and agreements in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.6, 5.9 and this Section
8.3 will survive the Effective Time to the extent contemplated by such Sections; provided, further, that Section 5.18, the last sentence of Section 5.6 and all of Section 8.2 will in all events survive any termination of this Agreement.

         8.4 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further shareholder approval. No such waiver, amendment or supplement will be effective unless in a writing which makes express reference to this Section 8.4 and is signed by the party or parties sought to be bound thereby.

         8.5 ENTIRE AGREEMENT. This Agreement together with the Crestar Option Agreement, the SunTrust Option Agreement and the Confidentiality Agreement, contain the entire agreement among SunTrust and Crestar with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

         8.6 APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.

         8.7 CERTAIN DEFINITIONS; HEADLINES. (a) For purposes of this Agreement, the term:

                  (i) "affiliate", "associate" and "significant subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (iii) "group" shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act, as in effect on the date hereof.

                  (iv) "Market Price" means the average of the per share closing prices on the New York Stock Exchange of SunTrust Common Stock for the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

                  (v) "Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Crestar and its subsidiaries, taken as a whole, or SunTrust and its subsidiaries, taken as a whole, as the case may be, or the ability of Crestar or SunTrust, as the case may be, to consummate the transactions contemplated hereby.

                  (vi) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

                  (vii) "subsidiary" of Crestar, SunTrust or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Crestar, SunTrust or any other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

                  (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

                  (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.

                  8.8 NOTICES. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to SunTrust to:

                    SunTrust Banks, Inc.
                    303 Peachtree Street, N.E
                    Atlanta, Georgia 30308
                    Attention: John W. Spiegel
                               Executive Vice President and
                               Chief Financial Officer
                    Telephone: (404) 588-7495
                    Telecopy: (404) 581-1664

With a copy to:

                    SunTrust Banks, Inc.
                    303 Peachtree Street, N.E
                    Atlanta, Georgia 30308
                    Attention:  Raymond D. Fortin
                                General Counsel
                    Telephone: (404) 588-7165
                    Telecopy:  (404) 581-1664

And an additional copy:

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia  30303
                    Attention: C. William Baxley
                    Telephone: (404) 572-4600
                    Telecopy:  (404) 572-5100

If to Crestar to:

                    Crestar Financial Corporation
                    919 East Main Street
                    Richmond, Virginia 23261-6665
                    Attention: Linda G. Rigsby
                               Senior Vice President and
                               Corporate Secretary
                    Telephone: (804) 782-7738
                    Telecopy:  (804) 782-7244

With a copy to:

                    Hunton &Williams
                    Riverfront Plaza, East Towers
                    951 East Byrd Street
                    Richmond, Virginia 23219-4074
                    Attention: Lathan M. Ewers, Jr.
                    Telephone: (804) 788-8200
                    Facsimile: (804) 788-8218
         and an additional copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, New York 10022
                    Attention: William S. Rubenstein
                    Telephone: (212) 735-3000
                    Facsimile: (212) 735-2000


or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.8.

         8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

         8.10 PARTIES IN INTEREST; ASSIGNMENT. Except for Section 2.2 (which is intended to be for the benefit of the holders of Outstanding Options under the Crestar Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Section 5.9 hereof (which are intended to be for the benefit of directors and officers to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Without the prior written consent of the other parties to this Agreement, neither SunTrust, Crestar nor Sub shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

         8.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                       SUNTRUST BANKS, INC.


                                        By: /s/ L. Phillip Humann
                                            -----------------------------------
                                            L. Phillip Humann
                                            Chairman of the Board and
                                            Chief Executive Officer


                                       CRESTAR FINANCIAL CORPORATION


                                       By: /s/ Richard G. Tilghman
                                            -----------------------------------
                                            Richard G. Tilghman
                                            Chairman of the Board and
                                            Chief Executive Officer


                                       SMR CORPORATION


                                       By: /s/ L. Phillip Humann
                                            -----------------------------------
                                            L. Phillip Humann
                                            President

                                                                       EXHIBIT A


                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of July 20, 1998, between SUNTRUST BANKS, INC., a Georgia corporation ("Grantee"), and CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Issuer").

                                  WITNESSETH:

         WHEREAS, as a condition to, and contemporaneous with the execution of an Agreement and Plan of Merger dated July 20, 1998 ("Agreement") and in consideration therefor, the parties are entering into this Stock Option Agreement pursuant to which Issuer has agreed to grant Grantee the Option (as hereinafter defined):

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 22,338,161 fully paid and nonassessable shares of common stock, par value $5.00 ("Common Stock"), of Issuer at a price of $62.875 per share (such price, as adjusted if applicable, the "Option Price"); provided however that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding common shares without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) If any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Stock Option Agreement (other than pursuant to this Stock Option Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such later date as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Issuer of a provision of the Agreement) if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of eighteen months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(h) thereof resulting from a willful breach by Issuer of a provision of the Agreement. The term "Holder" shall mean the holder or holders of the Option.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in, an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Agreement. For purposes of this Stock Option Agreement, "Acquisition Transaction" shall mean (a) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Issuer Subsidiary, provided, however, that in no event shall (i) any merger, consolidation or similar transaction involving only the Issuer and one or more of the Issuer Subsidiaries, or involving only any two or more of such Issuer Subsidiaries, or (ii) any merger, consolidation or similar transaction as to which the shareholders of Issuer immediately prior thereto own in the aggregate at least 75% of the common stock of the surviving corporation or its publicly-held parent corporation immediately following consummation thereof be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Agreement, (b) a purchase, lease or other acquisition of assets of the Issuer or any Issuer Subsidiary (other than any purchase, lease or other acquisition not involving all or a substantial portion of the assets of the Issuer and the Issuer Subsidiaries taken as a whole), provided that any such transaction is not entered into in violation of the terms of the Agreement, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (d) any substantially similar transaction;.

                  (ii) The board of directors of Issuer does not recommend that the shareholders of Issuer approve the Agreement or publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Grantee, its recommendation that its shareholders approve the Agreement;

                  (iii) Any person other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Stock Option Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                  (v) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Agreement and such breach
(x) would entitle Grantee to terminate the Agreement and (y) shall not have been cured prior to the Notice Date (as defined below);

                  (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with The Board of Governors of the Federal Reserve System (the "FRB") or any other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction;

                  (vii) The shareholders of Issuer shall have voted and failed to approve the Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; or

                  (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;

         (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person, other than any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity, of beneficial ownership of 20% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection 2(b), except that the percentage referred to in clause (c) shall be 20%.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) If the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the FRB or any other governmental authority or regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run from the later of (x) the date on which any required notification periods have expired or been terminated and (y) the date on which such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

         (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Stock Option Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Stock Option Agreement.

         (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section l8a and regulations promulgated thereunder and (B) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the FRB or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Stock Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Stock Option Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Stock Option Agreement" and "Option" as used herein include any Stock Option Agreements and related options for which this Stock Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Issuer will execute and deliver a new Stock Option Agreement of like tenor and date. Any such new Stock Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Stock Option Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Stock Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

                  (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

                  (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days (or such later date as may be provided pursuant to Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this
Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as may be provided pursuant to Section
10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which
(A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as may be provided pursuant to Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/ offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer, whose determination shall be conclusive and binding on all parties.

         (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Stock Option Agreement or certificates for

Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

         (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                  (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                  (ii) the consummation of any Acquisition Transaction described in Section 2(b) (i) hereof, except that the percentage referred to in clause (z) shall be 50%.

         8. (a) If prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

                  (b) The following terms have the meanings indicated:

                  (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                  (2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                  (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Stock Option Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common

Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for a number of shares that is more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. If the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer.

                  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Stock Option Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder, and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

         10. The time periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal ban to the exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11.      Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Stock Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

                  (c) Issuer has taken all action (including, if required, redeeming all of the Rights or amending or terminating the Company Rights Agreement (as defined in the Merger Agreement)) so that the entering into of this Stock Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated thereby do not and will not result in the grant of any rights of any person under the Company Rights Agreement or enable or require the Rights (as defined in the Company Rights Agreement) to be exercised, distributed or triggered.

         12. Neither of the parties hereto may assign any of its rights and obligations under this Stock Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10).

         13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Stock Option Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange or such other exchange or market on which the shares of Issuer may be listed upon official notice of issuance and making any necessary applications to the FRB under the Bank Holding Company Act and any other Governmental Entities for approval to acquire the shares issuable hereunder.

         14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief.

         15. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Stock Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Agreement.

         17. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         18. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         20. Except as otherwise expressly provided herein or in the Agreement, this Stock Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Stock Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement, except as expressly provided herein.

         21. Terms used in this Stock Option Agreement and not defined herein but defined in the Agreement shall have the meanings assigned thereto in the Agreement.

                      [signatures follow on separate pages]

         IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                     SUNTRUST BANKS, INC., as Grantee


                                     By:
                                        ---------------------------------------
                                     Name:    L. Phillip Humann
                                     Title:   Chairman of the Board and
                                              Chief Executive Officer


                                     CRESTAR FINANCIAL CORPORATION, as Issuer


                                     By:
                                        ---------------------------------------
                                     Name:    Richard G. Tilghman
                                     Title:   Chairman of the Board and
                                              Chief Executive Officer

                                                                       EXHIBIT B



                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of July 20, 1998, between SUNTRUST BANKS, INC., a Georgia corporation ("Issuer"), and CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Grantee").

                                  WITNESSETH:

         WHEREAS, as a condition to, and contemporaneous with the execution of an Agreement and Plan of Merger dated July 20, 1998 ("Agreement") and in consideration therefor, the parties are entering into this Stock Option Agreement pursuant to which Issuer has agreed to grant Grantee the Option (as hereinafter defined):

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 21,097,697 fully paid and nonassessable shares of common stock, par value $1.00 ("Common Stock"), of Issuer at a price of $87.00 per share (such price, as adjusted if applicable, the "Option Price"); provided however that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 9.9% of the Issuer's issued and outstanding common shares without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) If any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Stock Option Agreement (other than pursuant to this Stock Option Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance such number equals 9.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such later date as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the

Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Issuer of a provision of the Agreement) if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of eighteen months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(g) thereof resulting from a willful breach by Issuer of a provision of the Agreement. The term "Holder" shall mean the holder or holders of the Option.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Issuer or any significant subsidiary of Issuer without having received Grantee's prior written consent, shall have entered into an agreement to engage in, an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Agreement. For purposes of this Stock Option Agreement, "Acquisition Transaction" shall mean (a) a merger, consolidation or share exchange involving Issuer or any significant subsidiary of Issuer, provided, however, that in no event shall (i) any merger, consolidation or share exchange involving only the Issuer and one or more of the subsidiaries of Issuer, or involving only any two or more of such subsidiaries of Issuer be deemed to be an Acquisition Transaction, or (ii) any merger, consolidation or share exchange (A) in which Issuer is the surviving entity, or (B) as to which the shareholders of Issuer immediately prior thereto own in the aggregate at least 40% of the common stock of the surviving corporation or its publicly-held parent corporation immediately following consummation thereof be deemed to be an Acquisition Transaction, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer and its subsidiaries taken as a whole, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer;

                  (ii) The board of directors of Issuer does not recommend that the shareholders of Issuer approve the Agreement or publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Grantee, its recommendation that its shareholders approve the Agreement;

                  (iii) Any person other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Stock Option Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                  (v) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Agreement and such breach (x) would entitle Grantee to terminate the Agreement and (y) shall not have been cured prior to the Notice Date (as defined below);

                  (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with The Board of Governors of the Federal Reserve System (the "FRB") or any other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction;

                  (vii) The shareholders of Issuer shall have voted and failed to approve the Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; or

                  (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;

         (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person, other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity, of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection 2(b), except that the percentage referred to in clause (c) shall be 25%.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) If the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the FRB or any other governmental authority or regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run from the later of (x) the date on which any required notification periods have expired or been terminated and (y) the date on which such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

         (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Stock Option Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Stock Option Agreement.

         (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Stock Option Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Stock Option Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section l8a and regulations promulgated thereunder and (B) in the event, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the FRB or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Stock Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Stock Option Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Stock Option Agreement" and "Option" as used herein include any Stock Option Agreements and related options for which this Stock Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Issuer will execute and deliver a new Stock Option Agreement of like tenor and date. Any such new Stock Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Stock Option Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Stock Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

                  (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

                  (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days (or such later date as may be provided pursuant to Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this
Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as may be provided pursuant to Section
10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which
(A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as may be provided pursuant to Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/ offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer, whose determination shall be conclusive and binding on all parties.

         (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Stock Option Agreement or certificates for

Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

         (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                  (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                  (ii) the consummation of any Acquisition Transaction described in Section 2(b) (i) hereof, except that the percentage referred to in clause (z) shall be 50%.

         8. (a) If prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

                  (b) The following terms have the meanings indicated:

                  (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                  (2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                  (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Stock Option Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for a number of shares that is more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. If the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of
(i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer.

                  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b) The Substitute Option Holder or the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Stock Option Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the

Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder, and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

         10. The time periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal ban to the exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11.      Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Stock Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         12. Neither of the parties hereto may assign any of its rights and obligations under this Stock Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as may be provided pursuant to Section 10).

         13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Stock Option Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange or such other exchange or market on which the shares of Issuer may be listed upon official notice of issuance and making any necessary applications to the FRB under the Bank Holding Company Act and any other Governmental Entities for approval to acquire the shares issuable hereunder.

         14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief.

         15. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Stock Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Agreement.

         17. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         18. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         20. Except as otherwise expressly provided herein or in the Agreement, this Stock Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Stock Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement, except as expressly provided herein.

         21. Terms used in this Stock Option Agreement and not defined herein but defined in the Agreement shall have the meanings assigned thereto in the Agreement.

                      [signatures follow on separate pages]

         IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                  SUNTRUST BANKS, INC., as Issuer


                                  By:
                                     ----------------------------------
                                  Name:    L. Phillip Humann
                                  Title:   Chairman of the Board and
                                           Chief Executive Officer


                                  CRESTAR FINANCIAL CORPORATION, as Grantee


                                  By:
                                     ----------------------------------
                                  Name:    Richard G. Tilghman
                                  Title:   Chairman of the Board and
                                           Chief Executive Officer

                                                                       EXHIBIT C

                        FORM OF SUNTRUST AFFILIATE LETTER


                                                       _________________, 199_

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention:

Crestar Financial Corporation
919 East Main Street
Richmond, Virginia 23261-6665
Attention:

Ladies and Gentlemen:

         I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of SunTrust, Banks, Inc., a Georgia corporation ("SunTrust"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 20, 1998 (the "Merger Agreement"), by and among SunTrust, Crestar Financial Corporation, a Virginia corporation ("Crestar"), and SMR Corporation, a Virginia corporation and a wholly owned subsidiary of SunTrust ("Sub"), Sub plans to merge with and into Crestar (the "Merger"), with Crestar surviving as a wholly owned subsidiary of SunTrust, and that the Merger is intended to be accounted for under the "pooling of interests" accounting method.

         I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of common stock of SunTrust or Crestar, to the extent I felt necessary, with my counsel or counsel for SunTrust.

         I hereby represent, warrant and covenant with and to SunTrust and Crestar that:

         1. I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of common stock of SunTrust or Crestar (whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as SunTrust advises me that results covering at least 30 days of combined operations of SunTrust and Crestar after the Merger have been published by SunTrust. I understand that SunTrust is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

         2. I further understand and agree that this letter agreement shall apply to all shares of common stock of SunTrust and Crestar that I am deemed to beneficially own pursuant to applicable federal securities laws.

         3. If SunTrust advises me in writing that it has been advised by its accountants that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of common stock of SunTrust or Crestar in order for SunTrust to be entitled to use the "pooling of interests" accounting method, I will abide by such restrictions.

         IN WITNESS WHEREOF, this Letter has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                      -------------------------------
                                      Name:


Accepted this __ day of ________, 1998:


SUNTRUST BANKS, INC.


By ________________________
Name: _____________________
Title:_____________________


CRESTAR FINANCIAL CORPORATION


By ________________________
Name: _____________________
Title: ____________________

                                                                       EXHIBIT D

                        FORM OF CRESTAR AFFILIATE LETTER


                                                       _________________, 199__

Crestar Financial Corporation
919 East Main Street
Richmond, Virginia 23261-6665
Attention:

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention:

Ladies and Gentlemen:

                  I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Crestar Financial Corporation, a Virginia corporation ("Crestar"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and
135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 20, 1998 (the "Merger Agreement"), by and among SunTrust, a Georgia corporation ("SunTrust"), Crestar, and SMR Corporation, a Virginia corporation ("Sub"), Sub plans to merge with and into Crestar with Crestar surviving as a wholly owned subsidiary of SunTrust (the "Merger") and that the Merger is intended to be accounted for under the "pooling of interests" accounting method.

                  I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 par share, of SunTrust ("SunTrust Stock") in exchange for shares of common stock, par value $5.00 per share, of Crestar ("Crestar Stock").

                  I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitation upon my ability to sell, transfer, or otherwise dispose of Crestar Stock and SunTrust Stock, to the extent I felt necessary, with my counsel or counsel for Crestar.

                  I represent, warrant and covenant with and to SunTrust that if I receive any SunTrust Stock as a result of the Merger:

                  1. I shall not make any sale, transfer, or other disposition of such SunTrust Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to SunTrust, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

                  2. I understand that SunTrust is under no obligation to register the sale, transfer or other disposition of shares of SunTrust Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  3. I understand that stop transfer instructions will be given to SunTrust's transfer agent with respect to shares of SunTrust Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

                                    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated ___, 199__, between the registered holder hereof and SunTrust Banks, Inc., a copy of which agreement is on file at the principal offices of SunTrust Banks, Inc."

                  4. I understand that, unless transfer by me of the SunTrust Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, SunTrust reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

                                    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the resignation requirements of the Securities Act of 1933."

                  It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to SunTrust (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to SunTrust, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to SunTrust that SunTrust Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

                  I further represent, warrant and covenant with and to SunTrust that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Crestar Stock or SunTrust Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as SunTrust advises me that results covering at least 30 days of combined operations of SunTrust and Crestar after the Merger have been published by SunTrust. I understand that SunTrust is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

                  I further understand and agree that this letter agreement shall apply to all shares of Crestar Stock and SunTrust Stock that I am deemed to beneficially own pursuant to applicable federal securities law and I further represent, warrant and covenant with and to SunTrust that I will have, and will cause each of the other parties whose shares are deemed to be beneficially owned by me to have, all shares of Crestar Stock or SunTrust Stock owned by me or such parties registered in my name or the name of such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

                  I also understand that the Merger is intended to be treated as a "pooling of interests" for accounting purposes, and I agree that if Crestar or SunTrust advises me in writing that it has been advised by its accountants that additional restrictions apply to my ability to sell, transfer or otherwise dispose of Crestar Stock or SunTrust Stock in order for SunTrust to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

                                     Very truly yours,




                                     ----------------------------
                                     Name:






                                        3